[LOGO OMMITTED]                                                 Proxy Statement
                                                                April 21, 2003

                           [QNB LETTERHEAD OMMITTED]


    April 21, 2003



    Dear Shareholder:


    The 2003 Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, Pennsylvania 18951 on Tuesday, May 20, 2003, at 11:00 a.m., local time. Notice of the annual meeting, QNB's proxy statement, proxy card and 2002 annual report are enclosed.

    At this year's annual meeting, you are being asked to elect three Class III directors. This proposal is fully described in the accompanying proxy statement, which you are urged to read carefully.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY ENDORSED THE NOMINEES FOR ELECTION. WE RECOMMEND THAT YOU VOTE "FOR" ALL THREE NOMINEES.

    YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please mark, date and sign the enclosed proxy card and return it in the envelope provided.

    If you have any questions with regard to the annual meeting, please contact Jean Scholl at (215) 538-5600, extension 5707.

    Thank you for your cooperation and continuing support.

    Sincerely,

    /S/ Thomas J. Bisko

    Thomas J. Bisko
    President and
    Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                    QNB CORP.



                           TO BE HELD ON MAY 20, 2003



         Notice is hereby given that the 2003 Annual Meeting of Shareholders of QNB Corp. will be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, Pennsylvania 18951, on Tuesday, May 20, 2003 at 11:00 a.m., local time, for the following purposes:

         (1)          To elect three Class III directors; and

         (2) To transact any other business properly presented at the annual meeting or any adjournment(s) or postponement(s) of the meeting.

         The Board of Directors fixed the close of business on April 4, 2003 as the record date for the purpose of determining those shareholders entitled to notice of and to vote at the annual meeting, either in person or by proxy.

         All shareholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to mark, date, sign and mail the enclosed proxy in the envelope supplied, as soon as possible. At any time prior to the proxy being voted, it is revocable by written notice to QNB in accordance with the instructions set forth in the enclosed proxy statement including by voting at the meeting in person. If you attend the annual meeting, you may withdraw your proxy before it is voted and then vote your shares in person.


By Order of the Board of Directors,

/s/ Charles M. Meredith, III

Charles M. Meredith, III
Secretary

Quakertown, Pennsylvania
April 21, 2003

                                    QNB Corp.
                              10 North Third Street
                                  P.O. Box 9005
                         Quakertown, Pennsylvania 18951
                                 (215) 538-5600



                                 PROXY STATEMENT


               2003 ANNUAL MEETING OF SHAREHOLDERS - MAY 20, 2003

       This proxy statement is being furnished to holders of the common stock, par value $1.25 per share, of QNB Corp. in connection with the solicitation of proxies by the Board of Directors for use at the 2003 Annual Meeting of Shareholders. The annual meeting will be held at the offices of The Quakertown National Bank at 320 West Broad Street, Quakertown, Pennsylvania 18951, on May 20, 2003 at 11:00 a.m., local time.

       As of the date of this proxy statement, the Board of Directors knows of no business that will be presented for consideration at the annual meeting other than that referred to in the enclosed Notice of Annual Meeting and described in this proxy statement. As to other business, if any, properly presented at the annual meeting, executed proxies will be voted in accordance with the judgment of the person or persons voting the proxy.

       The cost of solicitation of proxies will be paid by QNB. QNB will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of QNB's common stock. In addition to solicitations by mail, directors, officers, and employees of QNB and the bank may solicit proxies personally, by telephone or other electronic means without additional compensation.

       These proxy materials are first being mailed to shareholders on or about April 21, 2003.


Date, Time and Place of Meeting

       The annual meeting will be held on Tuesday, May 20, 2003 at 11:00 a.m., local time, at the bank's offices at 320 West Broad Street, Quakertown, Pennsylvania 18951.


Outstanding Securities; Quorum; Voting Rights; and Record Date

       The close of business on April 4, 2003 was fixed as the record date for the purpose of determining those shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the meeting. As of the close of business on the record date, QNB had issued and outstanding 1,545,321 shares of common stock.

       Shareholders are entitled to one vote for each share of common stock held of record on the record date with respect to each matter to be voted on at the annual meeting.

       The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the common stock on the record date is necessary to constitute a quorum at the annual meeting.

Solicitation of Proxies

       The Board of Directors solicits this proxy for use at QNB's 2003 annual meeting of shareholders.


Voting and Revocability of Proxies

       Shares of common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on the proxies, the shares will be voted FOR the election of QNB's nominees to the Board of Directors. The Board of Directors does not anticipate that any matters will be presented at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting. In the event that any other matters are properly presented at the annual meeting, proxies will be voted in the discretion of the proxy holders as to such matters.

       A shareholder who executes and returns a proxy has the power to revoke it at any time before it is voted by delivering to Mr. Charles M. Meredith, III, Secretary of QNB, at the offices of QNB, at the address indicated above, either a written notice of the revocation or a duly executed later-dated proxy, or by attending the annual meeting and voting in person after giving notice of the revocation.

                        SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth, as of April 4, 2003, the number of shares of common stock, par value $1.25 per share, beneficially owned by each current director and nominee for director, by each executive officer, and by all directors, nominees and executive officers of QNB and the bank, as a group. Unless otherwise indicated, shares are held individually. The address for each person is 320 West Broad Street, P.O. Box 9005, Quakertown, Pennsylvania 18951.

                                                                Amount and Nature of            Percentage of
Name of Beneficial Owner                                      Beneficial Ownership (1)          Class (2) (3)
------------------------                                      ------------------------          --------------

Norman L. Baringer, Director                                          7,001 (4)                       *

Thomas J. Bisko, Director                                            21,051 (5)                     1.31%
   President/Chief Executive Officer (Corp. and Bank)

Kenneth F. Brown, Jr., Director                                      70,060 (6)                     4.35%

Heather J. Gossler, Senior Vice President/                            5,781 (7)                       *
   Sales/Branch Administration (Bank)

Dennis Helf, Director                                                 7,711 (8)                       *

Bret H. Krevolin, Executive Vice President/                          13,167 (9)                       *
   Chief Financial Officer (Bank)
   Chief Financial Officer (Corp.)

Bryan S. Lebo, Senior Vice President/Senior                          11,967 (10)                      *
   Lending Officer (Bank)

G. Arden Link, Director 2,864 *

Charles M. Meredith III, Director                                    40,822 (11)                    2.54%

Scott G. Orzehoski, Senior Vice President/                            5,846 (12)                      *
  Commercial Lending  (Bank)

Gary S. Parzych, Director                                             3,912 (13)                      *

Henry L. Rosenberger, Director                                       16,936 (14)                    1.05%

Mary Ann Smith, Senior Vice President/                               14,889 (15)                      *
   Chief Information Officer (Bank)

Edgar L. Stauffer, Director                                          49,731 (16)                    3.09%

Robert C. Werner, Executive Vice President/                          14,419 (17)                      *
   Chief Operating Officer (Bank)
   Vice President (Corp.)

Current Directors, Nominee
   & Executive Officers
   as a Group (15 persons)                                          286,157                        17.78%
-----------------------------

*        Less than 1.00%

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities that the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after April 4, 2003. Beneficial ownership may be disclaimed as to certain of the securities.

(2)      Numbers are rounded-off to the nearest one-hundredth percent.

(3) Includes 20,726 immediately exercisable options in the aggregate and 43,680 options in the aggregate that become exercisable over time or that could be exercisable immediately upon a change of control of the corporation by the named executive officers.

(4) Includes 3,790 shares owned jointly by Mr. Baringer with his wife, Nancy, and 1,242 shares held in her individual capacity.

(5) Includes 7,542 shares owned jointly by Mr. Bisko with his wife, Barbara; 105 shares held of record by Mr. Bisko's daughter, as to which Mr. Bisko has the sole voting and dispositive power; and 3,528 exercisable options and 7,680 options that become exercisable over time awarded under the Stock Incentive Plan.

(6)      Includes 69,178 shares owned jointly by Mr. Brown with his wife, Pamela

(7) Includes 388 shares owned jointly by Ms. Gossler with her husband, Barry; and 1,543 exercisable options and 3,640 options that become exercisable overtime awarded under the Stock Incentive Plan.

(8)      Includes 6,829 shares owned jointly by Mr. Helf with his wife, Mary.

(9) Includes 2,459 shares owned jointly by Mr. Krevolin with his wife, Susan, and 3,528 exercisable options and 7,180 options that become exercisable over time awarded under the Stock Incentive Plan.

(10) Includes 957 shares owned jointly by Mr. Lebo with his wife, Elaine, and 3,528 exercisable options and 7,180 options that become exercisable over time awarded under the Stock Incentive Plan.

(11) Includes 5,556 shares owned jointly by Mr. Meredith with his wife, Elizabeth; 2,515 shares held in her individual capacity; and 1,869 shares held of record by Franklin & Meredith, Inc.

(12) Includes 1,543 exercisable options and 3,640 options that become exercisable over time awarded under the Stock Incentive Plan.

(13) Includes 1,102 shares owned by Mr. Parzych's wife, Karen, and 1,102 shares held of record by Eugene T. Parzych, Inc.

(14)     Includes 3,148 shares owned by Mr. Rosenberger's wife, Charlotte.

(15) Includes 894 shares owned jointly by Ms. Smith with her husband, Randall; 228 shares held of record by Ms. Smith's children, as to which Ms. Smith has the sole voting and dispositive power; and 3,528 exercisable options and 7,180 options that become exercisable over time awarded under the Stock Incentive Plan.

(16) Includes 32,517 shares owned jointly by Mr. Stauffer with his wife, Mary Blake, and 4,832 shares held in her individual capacity.

(17) Includes 3,711 shares owned jointly by Mr. Werner with his wife, Judith, and 3,528 exercisable options and 7,180 options that become exercisable over time awarded under the Stock Incentive Plan.

                       BENEFICIAL OWNERSHIP OF SECURITIES


       On April 4, 2003, 1,545,321 shares of common stock, par value $1.25 per share were issued, outstanding and entitled to vote. The following table sets forth the names of persons who, directly or indirectly, are known to QNB's management to be the beneficial owners (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934), of at least 5% of QNB's outstanding common stock as of April 4, 2003.



Name and Address of              Number of Shares                  Percentage of
Beneficial Owner                     Owned (1)                       Class (2)
-------------------              -----------------                 -------------

James C. Ebbert                      129,684                           8.39%
303 Edgemont Avenue
Quakertown, PA  18951


(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership within 60 days after April 4, 2003. Beneficial ownership may be disclaimed as to certain of the securities.

(2)    Numbers are rounded off to the nearest one-hundredth percent.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS


The Board of Directors

       QNB's Articles of Incorporation and By-Laws provide that the Board of Directors consists of nine members divided into three classes, Class I, Class II, and Class III, as nearly equal in number as possible. The three directors currently constituting Class III have been nominated for re-election at the annual meeting. Directors in Class I and Class II will hold office until the 2004 and 2005 annual meetings, respectively.


The Nominees

       At the annual meeting, three directors will be elected. Each director so elected will hold office until the 2006 annual meeting of shareholders and until his successor in office is duly qualified and elected.

       To the extent given discretion, the persons named in the accompanying proxy intend to vote FOR each of the nominees listed below. In the event that any nominee should decline to serve or be unable to serve, the persons named as proxies may vote for the election of such person or persons as the Board of Directors recommends. The Board of Directors does not maintain a Nominating Committee.

       Set forth below, with respect to each director nominee, is his name, age, the time period served as a director and his principal occupation(s) or employment and business affiliation(s) at present and during the last five years.


Voting Requirements

       The three director candidates are required to be elected by the affirmative vote of a majority of the outstanding shares on the record date. Votes may be cast in favor or withheld for any or all of the nominees.

       Abstentions and broker non-votes will neither be counted for nor against a nominee, but the shares represented by any abstention or broker non-vote will be considered present at the annual meeting for quorum purposes.


                                 RECOMMENDATION

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EACH OF THESE
                  NOMINEES BE ELECTED AS A CLASS III DIRECTOR.

CURRENT CLASS III DIRECTORS AND  NOMINEES FOR THREE YEAR TERM EXPIRING IN 2006

       Dennis Helf
       Age 56; Private Investment Advisor from 1995 to present; a Director of the Bank since January 1996; a Director of QNB since 1997.

       G. Arden Link
       Age 63; Owner, Link Beverages, Inc.; a Director of the Bank since March 1997; appointed a Director of QNB in December 2001 to replace Donald T. Knauss who retired.

       Thomas J. Bisko
       Age 55; Chief Executive Officer of the Bank and QNB from March 1988 to present; President of the Bank from September 1985 to present; Treasurer of QNB from February 1986 to present; President of QNB from May 1986 to present; a Director of QNB and the Bank since 1985.

Continuing Directors Serving Until 2004 (Class I Directors)

       Gary S. Parzych
       Age 47; President, Eugene T. Parzych, Inc. (construction company), Trumbauersville, PA from 1980 to present; President, Finland Leasing Company, Inc. (real estate holding company), Trumbauersville, PA from June 1986 to present; Director of Quakertown Community School Board from January 1987 to present; a Director of QNB and the Bank since 1995.

       Norman L. Baringer
       Age 72; Retired, Baringer Assoc. Inc. (insurance, real estate brokerage), Quakertown, PA; a Director of QNB and the Bank since 1992.

       Charles M. Meredith, III
       Age 67; Newspaper Columnist; Co-owner, Franklin & Meredith Inc. (commercial publisher), Quakertown, PA; Secretary of QNB and the Bank from April 1994 to present; a Director of the Bank since 1968; a Director of QNB since 1984.

Continuing Directors Serving Until 2005 (Class II Directors)

       Kenneth F. Brown, Jr.
       Age 47; President, McAdoo & Allen, Inc. (manufacturer of inorganic pigment and leather products), Quakertown, PA from September 1989 to present; a Director of QNB and the Bank since 1993.

       Henry L. Rosenberger
       Age 57; President of Rosenberger Companies, Ltd. from 1998 to present; Chairman/CEO, Rosenberger's Cold Storage, Inc. (refrigerated storage), Hatfield, PA from 1993 to 1998; Chairman/CEO, Rosenberger's Cold Transport, Inc. (refrigerated trucks) from 1996 to 1998; President, Dock Woods Community, Inc. (retirement community) from January 1988 to present; a Director of QNB and the Bank since 1984.

       Edgar L. Stauffer
       Age 65; Co-Owner, Stauffer Manufacturing Corporation (manufacturer and importer of industrial work gloves and safety equipment), Red Hill, PA from August 1959 to present; Co-Owner, H. Texier Glove Corporation, Inc. from September 1983 to December 1999; a Director of the Bank since 1983; a Director of QNB since 1984.

                   THE BOARDS OF DIRECTORS OF QNB AND THE BANK


       Each current director of QNB is also a current member of the bank's Board of Directors.

       Both QNB's and the bank's Board of Directors met 12 times in 2002. All current directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held for the period for which he has been a director) and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

       QNB's Board of Directors established the following committees, among others:

       Executive Committee. The Executive Committee is authorized to exercise all of the authority of the Board of Directors in the management of QNB between Board meetings, unless otherwise provided in QNB's By-Laws. The Executive Committee did not meet in 2002. The members of the Executive Committee are Directors Bisko, Brown, Helf, Meredith and Stauffer.

       Compensation Committee. The Compensation Committee's primary function is to review and determine the compensation of present and proposed senior members of QNB's management. In addition, the committee reviews the general guidelines on compensation for all employees. The Compensation Committee met three times in 2002. The members of the Compensation Committee are Directors Baringer, Helf, Meredith, Rosenberger, and Stauffer.

       Audit Committee. The Audit Committee recommends the engagement and dismissal of the independent certified public accountants, reviews their annual audit plan and the results of their auditing activities, and considers the range of audit and non-audit fees. It also reviews the general audit plan, scope and results of QNB's procedures for internal auditing. The reports of examination of QNB and its subsidiary by state and federal bank regulatory examiners are also reviewed by the Audit Committee. The Audit Committee also reviews all SEC filings and earnings press releases. The bank also has a standing Audit Committee which performs the same functions as QNB's Audit Committee. The members of QNB's and the bank's Audit Committee are Directors Baringer, Link, Meredith, and Rosenberger. The Audit Committee of QNB and the bank met four times in 2002.

       Trust Committee. The Trust Committee's responsibilities include the review of the operations, investment selection and investment performance of The Trust Company of Lehigh Valley. The Trust Committee met three times in 2002. The members of the Trust Committee are Directors Helf, Parzych and Stauffer.

       Loan Committee. The Board Loan Committee's primary function is to review and approve loan relationships where the total exposure exceeds certain designated thresholds. The members of the Board Loan Committee are Brown, Helf and Parzych. In the event they are unable to attend, alternate directors are requested to attend. The Board Loan Committee met 8 times in 2002.

Compensation of the Board of Directors.

       Each director of QNB is also a member of the bank's Board of Directors. During 2002, directors, with the exception of those who are full-time employees of QNB or the bank, received an annual fee of $5,500, an increase from the $5,000 received in 2001. In addition, fees paid to directors increased from $400 for each Board meeting attended to $450 for each Board meeting attended. Directors are not reimbursed for QNB Board meetings. Fees paid to members of the committees of the Board of Directors also increased from $150 for each committee meeting attended to $175 for each committee meeting attended, provided the committee meeting was not held as part of a scheduled Board meeting. The increase in fees paid to directors became effective May 1, 2002.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


       The Compensation Committee makes recommendations to the Board of Directors concerning general guidelines on compensation of employees and specific recommendations for Mr. Bisko. The membership of the committee consists solely of outside directors.

Audit Committee Report

       Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, QNB's Audit Committee submits the following report:

                  Audit Committee Report to Board of Directors

         The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of QNB's accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is "independent" as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

         Management is responsible for QNB's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of QNB's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

         Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in QNB's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.


                                                 Respectfully submitted,
                                                 THE AUDIT COMMITTEE

                                                 Henry L. Rosenberger, Chairman
                                                 Norman L. Baringer
                                                 G. Arden Link
                                                 Charles M.
                                                 Meredith, III


Consideration of Non-audit Services Provided by the Independent Accountant

         The Audit Committee considered whether the services provided under other non-audit services are compatible with maintaining the auditor's independence.

Audit Fees, Financial Information Systems Design and Implementation Fees, and All Other Fees


                                                                  2002             2001
                                                               ----------- ---- -----------
                      Audit fees                                  $59,200          $57,867
                      Audit related fees (1)                        8,500            7,600
                          Audit and audit related fees             67,500           65,467
                      Tax fees (2)                                  9,500            9,000
                      All other fees                                    -                -
                                                               ----------- ---- -----------
                      Total fees                                  $77,200          $74,467


(1) Audited related fees consisted principally of fees for audits of financial statements of certain employee benefit plans.
(2) Tax fees consisted of fees for tax consultation and tax compliance services.


                             EXECUTIVE COMPENSATION

       Since the formation of QNB in 1984, none of its executive officers have received any separate compensation from QNB. Thomas J. Bisko, Robert C. Werner, and Bret H. Krevolin are the only executive officers of QNB that are also executive officers of the bank. The following information is furnished concerning the chief executive officer and the executive officers of QNB or the bank whose aggregate remuneration from the bank exceeded $100,000 during the fiscal years ended December 31, 2002, 2001 and 2000.

                           Summary Compensation Table

                                        Annual Compensation                   Long-Term Compensation
                                        -------------------                   -----------------------


                                                                          Awards                  Pay-outs
                                                                        -----------              ----------
                                                              Other     Restricted                           All Other
                                                              Annual       Stock      Options/                Compen-
                                       Salary      Bonus     Compen-      Awards        SARs      Pay-outs     sation
Name and Position              Year      ($)        ($)       sation        ($)          (#)         ($)         ($)


Thomas J. Bisko               2002     $198,588    $19,859      $0          $0            0          $0         $15,430  (1)
President and                 2001     $193,556   $111,361      $0          $0            0          $0         $13,190  (1)
Chief Executive Officer       2000     $187,011    $18,701      $0          $0            0          $0         $13,073  (1)

Robert C. Werner              2002     $138,176    $13,818      $0          $0            0          $0         $11,054  (2)
Executive Vice President      2001     $132,226    $13,223      $0          $0            0          $0         $10,578  (2)
Chief Operating Officer       2000     $127,140    $12,714      $0          $0            0          $0         $10,171  (2)

Bret H. Krevolin              2002     $127,215    $12,722      $0          $0            0          $0         $10,222  (3)
Executive Vice President      2001     $121,737    $12,173      $0          $0            0          $0          $9,739  (3)
Chief Financial Officer       2000     $116,495    $11,650      $0          $0            0          $0          $9,320  (3)

Bryan S. Lebo                 2002     $112,266    $11,227      $0          $0            0          $0          $9,026  (4)
Senior Vice President         2001     $107,432    $10,743      $0          $0            0          $0          $8,595  (4)
Senior Lending Officer        2000     $103,300    $10,330      $0          $0            0          $0          $8,264  (4)

Mary Ann Smith                2002     $109,203    $10,920      $0          $0            0          $0          $8,781  (5)
Senior Vice President         2001     $104,500    $10,450      $0          $0            0          $0          $8,405  (5)
Chief Information Officer     2000     $100,000    $10,000      $0          $0            0          $0          $8,045  (5)


(1) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $15,430, $13,190 and $13,073 on behalf of Mr. Bisko for 2002, 2001 and 2000, respectively.

(2) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $11,054, $10,578 and $10,171 on behalf of Mr. Werner for 2002, 2001 and 2000, respectively.

(3) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $10,222, $9,739 and $9,320 on behalf of Mr. Krevolin for 2002, 2001 and 2000, respectively.

(4) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $9,026, $8,595 and $8,264 on behalf of Mr. Lebo for 2002, 2001 and 2000, respectively.

(5) Includes the bank's contributions to the 401(k) and Money Purchase Pension Plans of $8,781, $8,405 and $8,045 on behalf of Ms. Smith for 2002, 2001, and 2000, respectively.

Stock Option Grants for 2002

       The following table reflects grants of stock options to Mr. Bisko, Mr. Werner, Mr. Krevolin, Mr. Lebo and Ms. Smith in fiscal year 2002.


                    OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)


                                                                                                   Potential
                                                % of Total                                      Realizable Value
                                                  Options                                          At Assumed
                                                Granted To      Exercise                        Annual Rates of
                                   Options       Employees       Or Base                       Stock Appreciation
                                   Granted    In Fiscal Year      Price       Expiration      For Option Term (2)
Name                                 (#)                        ($/Share)        Date              5%          10%
                                                                                                  ($)          ($)
-------------------------------------------------------------------------------------------------------------------
Thomas J. Bisko                     3,000          15.0%         $32.25       01/15/2012      $60,840     $154,200

Robert C. Werner                    2,750          13.8%         $32.25       01/15/2012      $55,770     $141,350

Bret H. Krevolin                    2,750          13.8%         $32.25       01/15/2012      $55,770     $141,350

Bryan S. Lebo                       2,750          13.8%         $32.25       01/15/2012      $55,770     $141,350

Mary Ann Smith                      2,750          13.8%         $32.25       01/15/2012      $55,770     $141,350

-------------------------------------------------------------------------------------------------------------------

(1) All options granted were qualified stock options pursuant to the 1998 Stock Option Plan. The options granted vest and become exercisable after the third anniversary of their grant date.

(2) In order to realize the potential value of the stock options, QNB Corp.'s common stock would be approximately $52.53 and $83.65 at a 5% and 10% appreciation rate, respectively. The dollar amounts under these columns are the result of calculations at the 5% and the 10% annualized rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of QNB Corp.'s common stock price.

Aggregate Option Exercises and Option Values

The following table provides information as to stock options exercised by Mr. Bisko, Mr. Werner, Mr. Krevolin, Mr. Lebo and Ms. Smith in 2002 and the value of stock options held by each officer at year-end 2002 measured in terms of the $40.00 closing bid price of QNB Corp.'s common stock on December 31, 2002. Some stock options are immediately exercisable while others become exercisable over time.

              AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END STOCK OPTION VALUES


                                                                     Number of Securities            Value of Unexercised
                                                                    Underlying Unexercised               In-the-Money
                                 Shares                               Options at 12/31/02             Options at 12/31/02
                              Acquired On           Value               (Exercisable/                   (Exercisable/
                               Exercise           Realized              Unexercisable)                  Unexercisable)
 Name                            (#)                ($)                     (#)                             ($)
--------------------------------------------------------------------------------------------------------------------------
Thomas J. Bisko                   184             $5,934                 3,528/6,444                $ 28,087/$70,154

Robert C. Werner                  184             $5,934                 3,528/6,194                $28,087/$68,216

Bret H. Krevolin                  184             $5,934                 3,528/6,194                $28,087/$68,216

Bryan S. Lebo                     184             $5,934                 3,528/6,194                $28,087/$68,216

Mary Ann Smith                    184             $5,934                 3,528/6,194                $28,087/$68,216


                      Equity Compensation Plan Information

         The following table summarizes our equity compensation plan information as of December 31, 2002. Information is included for both equity compensation plans approved by QNB Corp. shareholders and equity compensation plans not approved by QNB Corp. shareholders.

-------------------------------------------------- ----------------------- --------------------- -------------------------
                                                                                                 Number of shares
                                                                                                 available for future
                                                    Number of shares to    Weighted-average      issuance under equity
                                                       be issued upon      exercise price of     compensation plans
                                                        exercise of        outstanding           (excluding securities
                                                    outstanding options,   options, warrants     reflected in column
                  Plan Category                     warrants and rights    and rights            (a))

-------------------------------------------------- ----------------------- --------------------- -------------------------
                                                            (a)                 (b)                        (c)
-------------------------------------------------- ----------------------- --------------------- -------------------------
Equity compensation plans approved by
QNB Corp. shareholders

1988 Stock Option Plan                                   11,575                $30.69                      -
1998 Stock Option Plan                                   62,528                $29.79                    47,078
2001 Employee Stock Purchase Plan                          -                     -                       18,491
-------------------------------------------------- ----------------------- --------------------- -------------------------
Equity compensation plans not approved by QNB
Corp. shareholders

None                                                       -                     -                         -
-------------------------------------------------- ----------------------- --------------------- -------------------------
Totals                                                   74,103                $29.93                    65,569
-------------------------------------------------- ----------------------- --------------------- -------------------------

Employment Agreements

       On September 2, 1986, as amended on April 3, 2002, QNB and Mr. Bisko entered into an employment agreement for a term of 27 years, commencing immediately and terminating on December 31, 2013 provided however, that the employment agreement may be terminated by either party upon three years' prior written notice. Under the terms of the employment agreement, Mr. Bisko is to be employed as the President of the bank and to render services as may be reasonably required of him from time to time by the Board of Directors. Mr. Bisko may be discharged at any time for just and proper cause, except that, following a change of control of QNB (which is defined as any one person or group obtaining voting control of 25% or more of QNB's outstanding common stock), Mr. Bisko's employment may only be terminated if he materially breaches his obligations under the employment agreement, fails or refuses to comply with the proper and reasonable written policies of the Board of Directors, or is convicted of a felony. If Mr. Bisko's employment is terminated for reasons other than, among others, discharge for cause, a change in control of QNB, or death or disability, Mr. Bisko is entitled to receive a lump sum severance payment equal to 2.99 times his then current base salary. If Mr. Bisko were terminated at the minimum base salary of $210,000 as of January 1, 2003, he would be entitled to receive a maximum lump sum payment equal to $627,900. Such a provision may be deemed to be "anti-takeover" in nature inasmuch as it may discourage a potential acquiror who may desire to replace Mr. Bisko with a new president. In the event of Mr. Bisko's death or disability, QNB shall pay either to Mr. Bisko, his estate, or his designated beneficiary, an amount equal to his then current base salary in equal monthly installments, which amounts may be reduced based upon the receipt of any life or disability insurance proceeds from policies maintained by and at the expense of QNB.


Change of Control Agreements

        On July 18, 2000, QNB Corp. and the bank entered into change of control agreements with Bret H. Krevolin, Executive Vice President and Chief Financial Officer of the bank, and Robert C. Werner, Executive Vice President and Chief Operating Officer of the bank. These agreements provide certain benefits to Mr. Krevolin and Mr. Werner in the event of a change of control of QNB Corp. or the bank. The agreements become operative only if Mr. Krevolin and Mr. Werner are employees of QNB Corp. and the bank upon a change in control of QNB Corp. or the bank, as defined in the agreement. The agreements specify payments to Mr. Krevolin and Mr. Werner upon their termination on or before the three year anniversary of the date of the change of control in an amount equal to the product of the average aggregate annual compensation paid by QNB Corp. and the bank to the respective executive which is includable in the executive's gross income for Federal income tax purposes during the five calendar years preceding the taxable year in which the date of the termination occurs, multiplied by two.

             Compensation Committee Report on Executive Compensation

       QNB's Board of Directors is responsible for the governance of QNB and its subsidiary. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of QNB's shareholders, customers and the communities served by QNB and its subsidiary. To accomplish QNB's strategic goals and objectives, the Board of Directors engages competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish QNB's strategic mission.

       The fundamental philosophy of QNB's and the bank's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The compensation program is administered by a compensation committee comprised of four outside directors who are listed below. The objective of the committee is to establish a fair compensation policy to govern all salaries in order to attract and motivate competent, dedicated and ambitious employees whose efforts will enhance the products and services of QNB, the results of which may include improved profitability, increased dividends to our shareholders and subsequent appreciation in the market value of our shares. While general guidelines are provided for all employees, the compensation committee makes specific recommendations for Mr. Bisko.

       Mr. Bisko's compensation is reviewed and approved annually by the Board of Directors. As a guideline for determining Mr. Bisko's salary, the committee reviews information provided by a Human Resource consultant who compares salaries of Pennsylvania financial institutions operating within QNB's general market area. The compensation committee focuses on the survey data for peer financial institutions operating in Southeastern Pennsylvania. Pennsylvania peer group banks have been used because of common industry issues and competition for the same executive talent group.


Chief Executive Officer Compensation

       Mr. Bisko's base salary is $210,000 for 2003, subject to an annual review and adjustment. Mr. Bisko's base pay is determined annually by the compensation committee. In addition, Mr. Bisko is eligible to receive a cash bonus, in each of the next five years, equivalent to 5% to 10% of his salary based on QNB increasing its earnings per share at an average rate of 7.5% to 10%. The bonus percentage increases by 1% for each .5% increase in earnings per share up to a maximum of 10%. For 2002, Mr. Bisko received a bonus of $19,859 for the successful achievement of the plan.

       The bank provides Mr. Bisko, for the benefit of his named beneficiary, with a salary continuation agreement. In the event of Mr. Bisko's death, the agreement provides his beneficiary with monthly income for 180 consecutive months. The agreement is enforceable only while Mr. Bisko remains employed by the bank. If Mr. Bisko's employment is terminated for any reason other than death, all rights under the agreement will be terminated. The benefits are funded through an insurance policy with the cost limited to the annual premium on the policy. Mr. Bisko is also reimbursed for all reasonable and necessary expenses related to his duties.

        The Bank provides Mr. Bisko with a membership to a country club. Mr. Bisko is also reimbursed for the cost of all business related meals at the club. Mr. Bisko is not reimbursed for any personal meals at the country club.

                                                     Respectfully submitted,
                                                     THE COMPENSATION COMMITTEE

                                                     Edgar L. Stauffer, Chairman
                                                     Norman L. Baringer
                                                     Henry L. Rosenberger
                                                     Charles M. Meredith, III
                                                     Dennis Helf



                              STOCK INCENTIVE PLANS

       QNB maintains two stock option plans, the 1988 Plan and the 1998 Plan, administered by QNB's Compensation Committee. The committee determines, among other things, the employees to whom awards are granted, the type of awards, and the amount, size, timing and terms of such awards.

       Both plans provide for the granting of either non-qualified stock options or incentive stock options. The exercise price of an option is the fair market value of QNB's common stock at the date of grant as defined in each plan. Participation in the plan is limited to those full-time officers and other key executive employees of QNB or the bank who are in positions in which their decisions, actions, and counsel have a significant impact upon QNB's profitability and success. QNB directors who are not otherwise full-time officers or employees of QNB or the bank are not eligible to participate in the plan. The 1988 Plan authorized the issuance of 90,405 shares. These options expire 5 years from the date of grant. The 1988 Plan expired on February 23, 1998. No additional shares may be granted under this plan. As of April 4, 2003, 80,532 options were granted. There were no outstanding options under the 1988 Plan. At April 4, 2003, an aggregate of 24,388 shares of common stock were issued pursuant to options granted under this plan.

       The 1998 Plan authorized the issuance of 110,250 shares. The time periods by which any option is exercisable under the 1998 Plan is determined by the committee but may not commence before the expiration of six months or continue beyond the expiration of ten years after the date the option is awarded. As of April 4, 2003, 88,279 options were granted, 81,867 options were outstanding and 1,305 shares have been issued.



                          EMPLOYEE STOCK PURCHASE PLAN

       QNB's 2001 Employee Stock Purchase Plan offers eligible employees an opportunity to purchase from QNB Corp. shares of it's common stock at a 10% discount from the lesser of fair market value on the first or last day of each offering period. The offering periods are May 1st through November 30th and December 1st through April 30th. The plan authorizes the issuance of 21,000 shares. As of April 4, 2003, 2,509 shares were issued under the plan. This plan expires by its terms on June 1, 2006.

                             STOCK PERFORMANCE GRAPH

       Set forth below is a performance graph comparing the yearly cumulative total shareholder return on QNB's common stock with:

o the yearly cumulative total shareholder return on stocks included in the NASDAQ Market Index, a broad market index, \

o the yearly cumulative total shareholder return on the SNL $250M to $500M Bank Index, a group encompassing 79 publicly traded banking companies with assets between $250 million and $500 million.

       All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the applicable years.


           Comparison of Five Year Cumulative Total Shareholder Return
               QNB Corp., Mid-Atlantic Banks & NASDAQ Market Index

                                                                    Period Ending
--------------------------------------------------------------------------------------------------------------------
Index                                         12/31/97    12/31/98     12/31/99    12/31/00    12/31/01    12/31/02
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
QNB Corp.                                       100.00      116.92        90.34       96.45      119.03      168.77
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
NASDAQ - Total US*                              100.00      140.99       261.48      157.42      124.89       86.33
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
SNL $250M-$500M Bank Index                      100.00       89.55        83.31       80.22      113.97      146.96
--------------------------------------------------------------------------------------------------------------------

Source:  SNL Financial LLP

                    EXECUTIVE OFFICERS OF QNB AND/OR THE BANK

       The following list sets forth the names of the executive officers of QNB, and other significant employees of the bank, their respective ages, positions held, recent business experience with QNB and the Bank, and the period they have served in their respective capacities.

Thomas J. Bisko
Age 55; Chief Executive Officer of the Bank and QNB from March 1988 to present; President of the Bank from September 1985 to present; President of QNB from May 1986 to present; Treasurer of QNB from February 1986 to present.

Robert C. Werner
Age 45; Executive Vice President/Chief Operating Officer of the Bank from January 1994 to present; Senior Vice President/Chief Financial Officer of the Bank from January 1989 to December 1993; Vice President of QNB from October 1988 to present.

Bret H. Krevolin
Age 40; Executive Vice President/Chief Financial Officer of the Bank from January 2000 to present; Chief Accounting Officer of QNB from January 1992 to present; Senior Vice President/Chief Financial Officer of the Bank from January 1995 to December 1999; Vice President/Controller of the Bank from August 1989 to December 1994.

Bryan S. Lebo
Age 46; Senior Vice President/Senior Lending Officer of the Bank from January 1995 to present.

Mary Ann Smith
Age 49; Senior Vice President/Chief Information Officer of the Bank from January 1999 to present; Senior Vice President/Operations of the Bank from January 1995 to December 1998; Vice President/Operations of the Bank from January 1988 to December 1994.

Heather J. Gossler
Age 39; Senior Vice President/Branch Administration of the Bank from January 2002 to present; Vice President/Branch Administration of the Bank from May 1995 to December 2001.

Scott G. Orzehoski
Age 37; Senior Vice President/Commercial Lending Officer of the Bank from January 2002 to present; Vice President/Commercial Lending Officer of the Bank from August 1997 to December 2001; Assistant Vice President/Commercial Lending Officer of the Bank from February 1996 to July 1997.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

       QNB and the bank have not entered into any material transactions, proposed or consummated, with any director or executive officer of QNB or the bank, or any associate of the foregoing persons, with the exception of that disclosed below. QNB and the bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of QNB and the bank and their associates on comparable terms with similar interest rates as those prevailing from time to time for other bank customers.

       Total loans outstanding from the bank at December 31, 2002, to QNB's and the bank's officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 10% or more amounted to $1,450,000, or approximately 3.5% of the bank's total equity capital. The bank made these loans in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collection or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, March 14, 2003, to the above described group was $847,000.

                      NOMINATIONS AND SHAREHOLDER PROPOSALS

       Nominations for election to the Board of Directors may be made by any shareholder if made in writing and delivered or mailed to the President of QNB, not less than 14 days or more than 50 days prior to any shareholder meeting called for the election of directors, provided however, that if less than 21days notice of the meeting is given to shareholders, the nomination shall be mailed or delivered to the President of QNB not later than the close of business on the 7th day following the day on which the notice of the meeting was mailed. The notification must contain the following information to the extent known to the notifying shareholder:

(a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee;
(c) the total number of shares of QNB common stock that will be voted for each proposed nominee; (d) the name and residential address of the notifying shareholder; (e) the number of shares of QNB common stock owned by the notifying shareholder.

Nominations not made in accordance with these provisions may be disregarded by the Chairman at the annual meeting.

       Any shareholder proposal for the 2004 annual meeting must be submitted, in writing, to the Secretary of QNB in accordance with the proxy rules of the Securities and Exchange Commission prior to December 22, 2003. Any shareholder proposal not submitted in accordance with the foregoing may be disregarded by the Chairman at the annual meeting.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires QNB's officers and directors and persons who own more than 10% of QNB's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% owners are required by Securities and Exchange Commission regulations to furnish QNB with copies of all Section 16(a) forms they file.

       To the Board of Directors' knowledge, based solely on review of the copies of such reports furnished to QNB during fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with except for Norman L. Baringer who inadvertently filed one form late reporting one transaction and Henry L. Rosenberger who inadvertently filed one form late reporting one transaction.


                                  OTHER MATTERS

       Management is not aware of any business to come before the annual meeting other than those matters described in the proxy statement and the accompanying notice of annual meeting. However, if any other matters should properly come before the annual meeting, it is intended that the proxies hereby solicited will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
       If there are not sufficient votes for approval of any of the matters to be acted upon at the annual meeting, the annual meeting may be adjourned to permit the further solicitation of proxies.

                                REVOCABLE PROXY
                                   QNB Corp.

PLEASE MARK VOTES
AS IN THIS EXAMPLE

ANNUAL MEETING OF SHAREHOLDERS
         MAY 20, 2003
The undersigned hereby appoints James Ebbert, Donald T. Knauss and Philip D. Miller, and each of them, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of QNB Corp. common stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the offices of The Quakertown National Bank, 320 West Broad Street, Quakertown, PA at 11:00 a.m., local time on Tuesday, May 20, 2003, and at any and all adjournments of the meeting.


                                                                                     O For       0 Withhold         0 For All Except

1. The election as Class III directors of all nominees listed (except as marked to the contrary), for three-year terms.

Dennis Helf           G. Arden Link               Thomas J. Bisko



INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee or nominee's name(s) in the space provided below.

___________________________________________________________________

The Board of Directors recommends a vote "FOR" each of the nominees listed.

2. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement of the meeting.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME,THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.


Please be sure to sign and                                 Date
date this Proxy in the box below.


Shareholder sign above                         Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.
                                   QNB Corp.

------------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Should the above signed be present and choose to vote at the Annual Meeting or at any adjournments or postponements of the meeting, and after notification to the Secretary of the Company at the Annual Meeting of the shareholder's decision to terminate this proxy, then the powers of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

The above signed acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report.

Please sign exactly as your name(s) appear(s) above. When signing as an attorney, executor, administrator, trustee, or guardian, please give your full title. If signer is a corporation, please sign full corporate name by authorized officer. If shares are held jointly, each holder should sign.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY

-------------------------------------------------------------------------------
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

_________________________________________________
_________________________________________________
_________________________________________________